Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                  Contact: Robert E. Synowicki, Jr.
---------------------                       Executive Vice President and
                                               Chief Information Officer
                                                          (402) 894-3000

                                                          John J. Steele
                                           Vice President, Treasurer and
                                                 Chief Financial Officer
                                                          (402) 894-3000


WERNER ENTERPRISES ANNOUNCES THAT CONTINUED HIGH FUEL PRICES AND A WEAK USED TRUCK MARKET ARE AFFECTING EARNINGS


Omaha, Nebraska, May 18, 2000
-----------------------------

Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, announced today that continued high fuel prices and a weak market for the sale of used trucks are affecting earnings. If fuel prices remain at current levels and the market for used trucks does not improve, it is estimated that second quarter 2000 earnings will be negatively impacted due to these two factors by approximately 10 to 15 cents per share.

Fuel prices reached a ten-year high during first quarter 2000 compared to a ten-year low during first quarter 1999. Fuel prices today are slightly higher than the average fuel price paid by the Company during first quarter 2000. While the Company has made substantial progress in improving the percentage reimbursement from customers for the higher cost of fuel, earnings are impacted for amounts not reimbursed by customers including empty miles between freight shipments, out-of-route miles caused in part by driver home time needs, and truck idling. In addition to the impact of high fuel prices, the used truck market has weakened due to increased inventories of new and used trucks in the marketplace and other factors.

Even though the current market is very challenging, management is committed to improving earnings and shareholder value. We view these challenges as tremendous opportunities. The Company's size, superior service, advanced technology, financial strength and experienced management team provide Werner Enterprises with distinct competitive advantages.

Werner Enterprises is a full-service transportation company providing truckload and other transportation services throughout the 48 states, portions of Canada and Mexico. Werner Enterprises operates a fleet of 7,175 trucks and 18,900 trailers as of March 31, 2000.


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Werner Enterprises common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

Note: This announcement contains forward-looking or predictive statements that are based on information currently available. Actual results may differ materially from those currently anticipated by company management. A number of factors and events not within the Company's control could have a material impact on future financial results, including but not limited to those items discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, which are hereby incorporated by reference. The Company assumes no responsibility to update the information included in this announcement.